Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT FOR MORE INFORMATION: Jarred LeFebvre / Tech Data Corporation (800) 305-3374 jarred.lefebvre@techdata.com

Tech Data To Appoint John Tonnison Executive Vice President And Chief Information Officer

Tech Data Executive Vice President and CIO Joseph A. Osbourn to retire

CLEARWATER, Fla. (Dec. 10, 2009)—Tech Data Corporation, a leading IT products distributor, today announced that John Tonnison will assume the role of executive vice president and chief information officer Feb. 1, 2010. Tonnison—an experienced IT leader who joined the company in 2001—will have global responsibility for Tech Data’s extensive IT systems and world-class e-business infrastructure. He will report to Tech Data CEO Robert Dutkowsky. Tech Data Executive Vice President and Chief Information Officer Joseph A. Osbourn will retire June 30, 2010. Following Tonnison’s appointment as CIO, Osbourn will remain with Tech Data in an advisory role as an executive vice president until his retirement.

“The innovative use of technology enables Tech Data to drive new efficiencies throughout the IT supply chain and enhance our execution on behalf of customers and vendor partners,” said Dutkowsky. “Joe and John have been the driving forces behind some of the most successful IT investments in Tech Data’s 35-year history. We are grateful for Joe’s contributions throughout the years, helping to build Tech Data into a world-class enterprise. We also congratulate John on being named Tech Data’s new CIO.”

Tonnison joined Tech Data as vice president, worldwide e-business, leading the development of Tech Data’s e-business strategy and tools. In 2006, he was promoted to senior vice president, Information Technology, The Americas, continuing to drive Tech Data’s e-business vision and taking responsibility for all business systems technology, application software and operations in the Americas. Prior to Tech Data, he held executive management positions in the U.S., United Kingdom and Germany with TSN, Ameriquest, Log 2000, Frontline Distribution and Mancos Computers. Born and educated in the United Kingdom, he became a U.S. citizen in 2005.

About Tech Data

Tech Data Corporation (NASDAQ GS: TECD) is one of the world’s largest distributors of technology products from leading IT hardware and software producers. Tech Data serves more than 125,000 IT solution providers in over 100 countries. Every day, these value-added resellers depend on Tech Data to cost-effectively support the technology needs of end users, including small and medium businesses (SMB), large enterprises and government agencies. Ranked 102nd on the FORTUNE 500(R), Tech Data generated $24.1 billion in net sales for its fiscal year ended January 31, 2009. To learn more, visit www.techdata.com.

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